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                                   Exhibit 99

Contact for:
Nocopi Technologies, Inc.
Barry S. Kaplan
 Barry Kaplan Associates
email:  smallkap@aol.com
Phone:  732-747-0702

                              FOR IMMEDIATE RELEASE

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               BRENT R. EARLEWINE JOINS NOCOPI TECHNOLOGIES, INC.


         West Conshohocken, Pa., October 9, 2001 - PRNewswire. Nocopi Technologies, Inc. (OTC Bulletin Board: NNUP), a well-known company in the business of developing solutions against counterfeiting, product diversion, document security and authentication via patented technologies including invisible inks and reactive thread, is pleased to announce the appointment of Brent R. Earlewine as the new Executive Vice President of Worldwide Sales and Marketing.

         Brent R. Earlewine comes to Nocopi from Marconi Communications where he spearheaded the national sales team for the AT&T Broadband account. Prior to Marconi Communications, Mr. Earlewine spent 4 years at 3Com where he was responsible for the Eastern US Channel Partner group. This group, in conjunction with the Account Executive teams, was responsible for over $600 million in sales of 3Com solutions for fiscal year 2000. All told, Mr. Earlewine has spent 15 years in the high technology complex sales arena and brings a wealth of world-class best practices to his new position.

         "I am very pleased that Brent has decided to join the Nocopi team", said Michael Feinstein, Chairman and acting CEO. "His long history of sales and marketing experience is the perfect fit to take Nocopi Technologies to the next level as a company."

         "Having spent fifteen years in complex selling arenas, I am very familiar with what it takes to grow Nocopi's business and flesh out its aggressive expansion plans. With the talented and loyal fellow employees of Nocopi by my side, I look forward to helping the company continue its success in the next phase of its development and beyond," said Mr. Earlewine.

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         Added Dr. Feinstein, "This is the right team to drive our business forward, solidifying Nocopi's position as an established provider of anti-counterfeiting and anti-diversion technology.

         NOCOPI TECHNOLOGIES, INC. was founded in 1984 and is based in West Conshohocken, Pennsylvania. The Company is engaged in the business of developing solutions against counterfeiting, product diversion, document security and authentication via patented technologies including invisible ink and reactive thread.

FORWARD-LOOKING INFORMATION
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         The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Act of 1995. Such forward-looking statements involve certain risks and uncertainties (a summary of which may be found in Nocopi's Annual Report on Form 10-KSB for the year ended December 31, 2000 and its Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001, in each case, under the caption "Risk Factors"). Actual results may differ materially from such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (expressed or implied) will not be realized.